EXHIBIT 19.1
PROPETRO HOLDING CORP.
INSIDER TRADING COMPLIANCE POLICY (Adopted as of May 12, 2023)
I.SUMMARY
The purpose of this Insider Trading Compliance Policy (this “Policy”) is to establish rules intended to help prevent insider trading in the securities of ProPetro Holding Corp. (together with its subsidiaries, the “Company”) and to preserve the Company’s reputation for integrity. In addition to civil and criminal penalties that the government may impose, your failure to comply with this Policy may subject you to Company-imposed sanctions, up to and including removal or dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.
This Policy applies to all officers (as defined herein), directors and employees of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. This Policy applies to all transactions in the Company’s securities, including common stock, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
Every executive officer, director and employee must review this Policy carefully. Questions regarding the Policy should be directed to the Company’s General Counsel. References in this Policy to the General Counsel mean the General Counsel or the General Counsel’s designee. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this policy shall govern. If a law conflicts with this Policy, you must comply with the law.
II.STATEMENT OF POLICIES REGARDING TRANSACTING ON MATERIAL NON-
PUBLIC INFORMATION
    A.     No Transacting on Material, Non-Public Information
No officer, director or employee shall transact in any type of the Company’s securities while in possession of material, non-public information relating to the Company, except as described in Section III of this Policy below.
It is also the policy of the Company that the Company will not engage in transactions in the Company’s equity securities (as defined in the Securities Exchange Act of 1934) while aware of material, non-public information relating to the Company or its securities, except for:
•     transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
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•transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of Rule 10b51 as then in effect;
•transactions with counterparties who are at the time also aware of the material, nonpublic information or who acknowledge, agree or represent that they are aware that the Company may possess material, non-public information but are not relying on the disclosure or omission to disclose to them of any such information; or
•any other transaction expressly authorized by the Board of Directors or any committee thereof, or by senior management in consultation with the Compliance Officer.
B.No Tipping
No executive officer, director or employee shall directly or indirectly communicate material, non-public information about the Company to anyone for use in transacting in the Company’s securities or make recommendations or express opinions as to transacting in the Company’s securities on the basis of material non-public information (“tipping”). Material nonpublic information about the Company must not be communicated to anyone except as necessary to the conduct of the Company’s business and in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information.
C.Transaction Windows
This Policy requires that, except as set forth in Section III of this Policy below, the Window Group (defined below) refrain from executing transactions in the Company’s securities other than during periods when there are no restrictions on transactions, including Scheduled Blackout Periods and Unscheduled Blackout Periods as described below (“Transaction Windows”). All transactions in the Company’s securities, even during a Transaction Window, by any member of the Window Group, must be pre-cleared by the Company’s General Counsel in accordance with Section IV.A of this Policy.
It should be noted that even during a Transaction Window, any person aware of material, non-public information concerning the Company should not engage in any transactions in the Company’s securities until the information has become public or is no longer material, whether or not the Company has recommended a suspension of transacting to that person. Transacting in the Company’s securities during a Transaction Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
D.Scheduled Blackout Periods
Except as set forth in Section III of this Policy below, none of the following persons (the
“Window Group”) shall transact in the securities of the Company during the periods designated by the General Counsel from time to time (each such period referred to as a “Scheduled Blackout Period”):

EXHIBIT 19.1
•All directors and officers, members of the Company’s Disclosure Committee, and entities controlled by any such persons; and
•any other person who is so notified from time to time by the General Counsel in writing.
“Officer” means the Company’s Chief Executive Officer, President, Principal Financial Officer, Principal Operating Officer, Principal Accounting Officer, General Counsel, Controller, Chief Administrative Officer and any Executive Vice President, Senior Vice President or Vice President. For the purposes of this Policy, a “trading day” is a day on which the New York Stock Exchange is open for trading.
Additionally, the restrictions on transactions in the Company’s securities during a Scheduled Blackout Period also apply to the following persons:
•spouses of, and family members and other persons sharing the same household as, any of the persons in the first bullet point above; and
•family members of the persons listed in the first bullet point above (such as ancestors, brothers or sisters (whether by whole or half-blood) or lineal descendants and any spouse of any of the foregoing) who do not share the same household as such persons but (1) who are employees or (2) whose transactions in Company securities are directed by or are subject to the influence or control of such persons or who consult with such persons before they transact in Company securities.
E.Unscheduled Blackout Periods
From time to time, the Company, through the Board of Directors or the General Counsel, may recommend that officers, directors, employees or others suspend transacting in the Company’s securities or the securities of other companies because of developments known to the
Company and not yet disclosed to the public (each such period of suspension, an “Unscheduled Blackout Period”). Subject to the exceptions noted below, all those persons so notified may not transact in the securities of the Company or another specified Company until the Board of Directors or the General Counsel ends such Unscheduled Blackout Period, and should not disclose to others the existence of any such Unscheduled Blackout Period.
III.EXCEPTIONS
Except for the restrictions for the Window Group as set forth below in Section IV.A and as otherwise specifically noted, this Policy does not apply to the following transactions (if applicable to the Company):
A.purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
B.exercises or settlements of stock options or other stock-based compensation or the surrender of shares to the Company in payment of the exercise price, net settlement or in satisfaction of any tax withholding obligations in a manner permitted by the applicable

EXHIBIT 19.1
equity award agreement, vesting of equity-based awards granted pursuant to the Company’s plans or other awards, or award payouts by the Company under any equitybased compensation plan, that in each case do not involve a subsequent market sale of the Company’s securities or settlement, including as part of a “cashless exercise” of a Company stock option through a broker;
C.acquisition of Company securities through any Company employee stock purchase plan, if one is established, though this exception does not apply to a subsequent sale of the acquired securities;
D.purchases or sales of Company securities in 401(k) plans resulting from the periodic contribution of money;
E.transactions in diversified mutual funds that are invested in the Company’s securities;
F.purchases of the Company’s securities under any Company dividend reinvestment plan resulting from reinvestment of dividends paid on the Company’s securities. This exception also includes sales of any Company securities purchased pursuant to the plan. However, this exception does not include voluntary purchases of the Company’s securities resulting from additional contributions chosen to be made to a dividend reinvestment plan, and to an election to participate in the plan or to increase the level of participation in the plan;
G.transactions in the Company’s securities made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Company’s securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934. You must obtain authorization from the General Counsel before entering into or modifying or terminating (other than by its normal terms) a Rule 10b5-1 Plan; and
H.any transaction specifically approved in advance by the Company’s General Counsel, or by the Chief Executive Officer in transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.
IV.ADDITIONAL RESTRICTIONS REGARDING TRANSACTING ON MATERIAL
NON-PUBLIC INFORMATION
A.Mandatory Pre-Clearance of Transactions by the Window Group
All transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, giving gifts of the Company’s securities and the sale of Company stock issued upon exercise of stock options), even during a Transaction Window, by any member of the Window Group must be pre-cleared by the Company’s General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under the U.S. Securities and Exchange Commission (“SEC”) rules.

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A request for pre-clearance must be in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the member of the Window Group, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel. Members of the Window Group must obtain pre-clearance in writing (including by e-mail) prior to commencing any transactions in the Company’s securities; oral pre-clearance is not sufficient. All transactions that are pre-cleared must be effected within three business days of receipt of the preclearance or such shorter or longer period as designated by the General Counsel unless a specific exception has been granted by the General Counsel. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during such period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the member of the Window Group becomes aware of material non-public information or becomes subject to a Scheduled or Unscheduled Blackout Period before the transaction is effected, the transaction may not be completed.
None of the Company, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. Please note that the clearance of a proposed transaction by the General Counsel or the Company’s other employees does not constitute legal advice regarding or otherwise acknowledge that a member of the Window Group does not possess material non-public information. Window Group members must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of material non-public information.
B.Non-Rule 10b5-1 Arrangements
Members of the Window Group are prohibited from entering any “non-Rule 10b5-1 trading arrangement,” as the term is defined by Regulation S-K.
C.Post-Termination Transactions
If an individual is in possession of material, non-public information about the Company or another publicly-traded company as set forth in Section II.E above when his or her service relationship with the Company terminates, that individual may not transact in the securities of the Company or other publicly-traded company until that information has become public or is no longer material.

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V.ADDITIONAL PROHIBITED TRANSACTIONS
It is the Company’s Policy that officers, directors and employees of the Company shall comply with the following policies with respect to certain transactions in the Company securities:
A. Short Sales
Short sales of the Company’s securities are prohibited by this Policy.
B.Derivative Securities
Transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, whether or not issued by the Company, are prohibited by this Policy.
C.Hedging Transactions
Hedging or monetization transactions involving the Company’s securities are prohibited by this Policy.
D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans; Standing and Limit Orders
Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). Standing and limit orders (except standing and limit orders under an approved Rule 10b5-1 Plan) should be used only for a very brief period of time.
VI.DEFINITION OF MATERIAL NON-PUBLIC INFORMATION
A.What Information is Material?
A determination as to whether information is material depends upon the facts and circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
An illustrative, non-exhaustive list of examples of information that could be, but is not necessarily, considered material includes: a material change in a company’s dividend policy; projections of future corporate earnings or losses; news of possible mergers, significant acquisitions, tender offers or significant dispositions; news of major new products or product developments; significant business developments such as major contract awards or cancellations, significant developments regarding strategic collaborators; major personnel changes, particularly the departure or election of officers or certain directors; significant borrowing or financing

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developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions.
B.     What Information is Non-public?
Information is “non-public” if it is not generally known or available to the general public. Examples of public disclosure include public filings with the SEC and the Company’s press releases. In order for information to be considered public, it must not only be disclosed publicly, but adequate time must have passed for the market as a whole to assess the information. Although timing may vary depending upon the circumstances, generally at least two full trading days should be allowed after the broad release of information before such information is deemed public.
VII.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Policy, upon request, all officers, directors and employees should execute and return to the Company’s General Counsel the Certification of Compliance form attached hereto as “Attachment A”.
This document states a policy of the Company and is not intended to be regarded as the rendering of legal advice.

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ATTACHMENT A
CERTIFICATION OF COMPLIANCE
I have received, reviewed and understand the Insider Trading Compliance Policy (the “Policy”) of ProPetro Holding Corp. (the “Company”) and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation) with the Company, to comply fully with the policies and procedures contained therein. I understand and agree that, if I am a director, executive officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.
I hereby certify, to the best of my knowledge, that during the calendar year ended December 31, 20[__], I have complied fully with all policies and procedures set forth in the Policy.
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